As filed with the Securities and Exchange Commission on November 22, 2013
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
HealthSouth Corporation
(Exact name of Registrant as specified in its charter)

Delaware	63-0860407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
_______________________

John P. Whittington, Esq.
Executive Vice President, General Counsel and Corporate Secretary
HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Stephen D. Leasure, Esq.
Vice President and Associate General Counsel
HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-Accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Warrants(2)	5,408,528	—	—	—
Common Stock, par value $.01 per share, issuable upon exercise of Common Stock Warrants	1,119,586	$34.20(3)	$38,289,841.20(3)	$4,931.73

(1) Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, anti-dilution adjustments or similar transactions.
(2) Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the Warrants being offered hereby because the Warrants are being registered on the same registration statement as the common stock underlying the Warrants.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average high and low prices of the common stock of HealthSouth Corporation as reported on The New York Stock Exchange as of November 19, 2013.

Prospectus
HealthSouth Corporation
5,408,528 Warrants to Purchase Shares of Common Stock
1,119,586 Shares of Common Stock

This prospectus relates to the sale from time to time by the selling securityholders named under the caption “Selling Securityholders” in this prospectus or in a prospectus supplement of up to 5,408,528 warrants (the “Warrants”) to purchase shares of our common stock, par value $.01 per share (our “common stock”), and up to 1,119,586 shares of our common stock issuable upon exercise of the Warrants. The Warrants and the shares of common stock issuable upon exercise of the Warrants are collectively referred to in this prospectus as the “offered securities.”
We originally issued 10,000,000 Warrants on January 16, 2004, in a private transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Warrants were originally exercisable on a one-for-one basis into shares of our common stock. However, as adjusted for a one-for-five reverse stock split of our common stock in October 2006, an aggregate of 2,000,000 shares of our common stock were issuable upon exercise of the Warrants, and each Warrant entitles the holder thereof to purchase one-fifth of a share of our common stock.
Prior to the date of this prospectus, holders have exercised 4,591,472 Warrants by means of cashless exercises resulting in our issuance of 72,294 shares of our common stock. The offered securities currently consist of the remaining 5,408,528 Warrants, the 1,081,705 shares of our common stock issuable upon exercise of those Warrants and 37,881 shares of our common stock previously issued upon exercise of Warrants.
The offered securities are being registered to permit the selling securityholders to sell the offered securities from time to time in the public market. The selling securityholders may sell any or all of the offered securities available to them for sale, subject to federal and state securities laws, but are under no obligation to do so. We will not receive any proceeds from the sale of the offered securities, except with respect to the Warrants under certain circumstances described in greater detail under the heading “Use of Proceeds.”
The selling securityholders may sell the offered securities through ordinary brokerage transactions, through any other means described in this prospectus or in any prospectus supplement. The price at which the selling securityholders may sell the offered securities will be determined by the prevailing market for the offered securities or in negotiated transactions. See “Plan of Distribution.” The registration of the Warrants and the shares of our common stock which are issuable upon exercise of the Warrants are subject to the provisions of the Registration Rights Agreement, dated January 16, 2004, by and among us and certain holders of the Warrants (the “Registration Rights Agreement”). For more information regarding the Registration Rights Agreement, see the “Selling Securityholders” section of this prospectus.
Our common stock is listed on the New York Stock Exchange under the symbol “HLS.” On November 21, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $34.31 per share. The Warrants are not listed, and we do not intend to list the Warrants on any national securities exchange.

Investing in the offered securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 22, 2013

i

ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “HealthSouth,” “we,” “us,” “our” and the “Company” refer to HealthSouth Corporation and its subsidiaries.
This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, one or more selling securityholders may, from time to time, sell the offered securities described in this prospectus or in any prospectus supplement in one or more transactions. This prospectus provides a general description of the offered securities that may be sold by the selling securityholders. Each time a selling securityholder sells offered securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the offered securities being sold. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor any selling securityholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling securityholder is making an offer to sell the offered securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of its date. Our business, financial position, results of operations and prospects may have changed since that date.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains and any prospectus supplement may contain, in addition to any documents incorporated herein and therein, historical information as well as forward-looking statements that involve known and unknown risks. These risks relate to, among other things, future events, changes to Medicare reimbursement and other healthcare laws and regulations from time to time, regulatory investigations, our business strategy, our dividend and stock repurchase strategies, our financial plans, our growth plans, our future financial performance, our projected business results, our effective income tax rates, our leverage ratio or our projected capital expenditures. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Any forward-looking statement is based on information current as of the date of this prospectus, any prospectus supplement and any document incorporated herein or therein, and speaks only as of the date on which such statement is made. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, the following:

•
each of the factors discussed in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2012, as may be updated or supplemented in our other SEC filings that are incorporated herein and into any prospectus supplement by reference;

•	uncertainties and factors discussed elsewhere in our current and periodic filings we make with the SEC that are incorporated herein and into any prospectus supplement by reference;

•
changes in the regulations of the healthcare industry at either or both of the federal and state levels, including those contemplated now and in the future as part of national healthcare reform and deficit reduction, and related increases in the costs of complying with such changes;

•	reductions or delays in, or suspension of, reimbursement for our services by governmental or private payors, including our ability to obtain and retain favorable arrangements with third-party payors;

•	increased costs of regulatory compliance and compliance monitoring in the healthcare industry, including the costs of investigating and defending asserted claims, whether meritorious or not;

•
our ability to attract and retain nurses, therapists and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on our labor expenses from potential union activity and staffing recruitment and retention;

•	competitive pressures in the healthcare industry and our response to those pressures;

•
our ability to successfully complete and integrate de novo developments, acquisitions, investments and joint ventures consistent with our growth strategy, including realization of anticipated revenues, cost savings and productivity improvements arising from the related operations;

•
any adverse outcome of various lawsuits, claims and legal or regulatory proceedings involving us, including the ongoing investigations by the U.S. Department of Health and Human Services, Office of the Inspector General;

•	increased costs of defending and insuring against alleged professional liability and other claims and the ability to predict the costs related to such claims;

•	potential disruptions or incidents affecting the proper operation, availability or security of our information systems;

•	the price of our common or preferred stock as it affects our willingness and ability to repurchase shares and the financial and accounting effects of any repurchases;

•	our ability and willingness to continue to declare and pay dividends on our common stock;

•	our ability to attract and retain key management personnel; and

•	general conditions in the economy and capital markets.

The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no duty to update these forward-looking statements, even though our situation may change in the future. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

iii

PROSPECTUS SUMMARY
This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and related notes incorporated by reference in this prospectus, and any prospectus supplement, before deciding to invest in the offered securities.
HealthSouth Corporation
HealthSouth Corporation, incorporated in Delaware in 1984, including its subsidiaries, is the largest owner and operator of inpatient rehabilitation hospitals in the United States, with 103 facilities and approximately 23,700 full- and part-time employees as of September 30, 2013. We operate inpatient rehabilitation hospitals and provide specialized rehabilitative treatment on both an inpatient and outpatient basis.
This prospectus relates to 5,408,528 Warrants to purchase shares of our common stock and 1,081,705 shares of our common stock issuable upon exercise of those Warrants as well as 37,881 shares of our common stock previously issued upon exercise of Warrants. The selling securityholders may sell any or all of the offered securities, subject to federal and state securities laws, but they are under no obligation to do so. The price at which the selling securityholders may sell the offered securities will be determined by the prevailing market for the offered securities or in negotiated transactions. See “Plan of Distribution” beginning on page 18 of this prospectus.
Each time a selling securityholder sells any offered securities, a prospectus supplement may be provided, to the extent required, that will contain specific information about the terms of that offering. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
Our principal executive offices are located at 3660 Grandview Parkway, Birmingham, Alabama 35243, and our telephone number is (205) 967-7116. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.
The Warrants

Issuer	HealthSouth Corporation.
Securities Offered by Selling Securityholders	Up to 5,408,528 Warrants, each entitling the holder thereof to purchase one-fifth of a share of our common stock.
Exercise Period	Each Warrant is exercisable at any time on or prior to January 16, 2014.
Exercise Price
Each Warrant entitles its holder to purchase one-fifth of a share of our common stock at an exercise price of $6.50, representing a per share equivalent of $32.50 per share. The per share exercise price reflects our one-for-five reverse stock split in October 2006. See “Description of Warrants-Exercise of Warrants.”

No Fractional Shares
We will not issue fractional shares of our common stock upon the exercise of the Warrants. If you exercise a number of Warrants that is not a multiple of five, you will receive cash in lieu of fractional shares based on the market price of our common stock as provided herein. See “Description of Warrants-Exercise of Warrants.”

Repurchase Offers
We will offer to repurchase all outstanding Warrants, subject to certain limitations, in the event of certain business combination transactions pursuant to which the common stock thereafter issuable upon exercise of the Warrants is not registered. See “Description of Warrants-Repurchase Offers.”

Adjustments
The exercise price of each Warrant and the number of shares of common stock purchasable upon the exercise of each Warrant may be adjusted, subject to certain exceptions, upon (a) payment of a dividend or distribution, (b) subdivision of the common stock, (c) consolidation of the common stock, (d) reclassification or conversion of common stock, (e) merger or other business combination transactions, (f) issuance of rights or privileges to purchase common stock at a price that is lower than the current value of the stock, and (g) distributions of debt, assets, subscription rights or convertible securities.
On July 25, 2013, our board of directors approved the initiation of a quarterly cash dividend on our common stock of $0.18 per share. The first quarterly dividend has been declared and was paid on October 15, 2013 to stockholders of record as of the close of business on October 1, 2013. On October 25, 2013, our board declared another quarterly cash dividend on our common stock of $0.18 per share, payable on January 15, 2014 to stockholders of record as of the close of business on January 2, 2014. The Company expects quarterly dividends to be paid in January, April, July and October. However, the actual declaration and amount of any future cash dividends, and the establishment of record and payment dates, will be subject to final approval by our board each quarter after consideration of various factors, including our capital position and the best interests of our stockholders.
As noted above, the Warrants provide that the shares issuable upon exercise and the exercise price will be adjusted for common stock dividends after a de minimis threshold. Based upon the declaration of the $0.18 per share dividend payable on January 15, 2014, we expect the de minimis threshold will be exceeded and the exercise price of the Warrants will adjust.
See “Description of Warrants-Adjustments.”

Warrant Holder not a Stockholder	Prior to their exercise, the Warrants do not entitle the holders to any voting or other rights as are accorded to our stockholders.
Tax Consequences	For a discussion of certain U.S. federal income tax consequences with respect to the ownership, exercise and disposition of the Warrants, see “Certain U.S. Federal Income Tax Considerations.”
Registration Rights
We agreed to file a registration statement with respect to the Warrants and the shares of common stock issuable upon exercise thereof. Pursuant to the Registration Rights Agreement, we are required to file a registration statement with the SEC in a timely manner. We filed the registration statement of which this prospectus forms a part with the SEC pursuant to the registration rights granted in connection with the original issuance of the Warrants. We will use our reasonable best efforts to keep this registration statement continually effective for the requisite period, but will be permitted to suspend the use of this prospectus for a period not to exceed sixty (60) consecutive days under certain circumstances. See “Description of Warrants-Registration Rights.”

Risk Factors
See “Risk Factors” beginning on page 3 of this prospectus and the risk factors discussed in any prospectus supplement and in our current and future SEC filings that are incorporated by reference herein and therein for a discussion of the factors you should carefully consider before deciding to invest in the Warrants.

Recent Developments
On November 12, 2013, we entered into separate, privately negotiated exchange agreements under which we agreed to exchange 257,110 shares of our outstanding 6.50% Series A Convertible Perpetual Preferred Stock, par value $0.10 per share and liquidation preference $1,000 per share, for $320 million in aggregate principal amount of newly issued 2.00% Convertible Senior Subordinated Notes due 2043. On November 18, 2013, we closed these exchange transactions and entered into an indenture with Wells Fargo Bank, National Association, as trustee, paying agent, conversion agent, and registrar, pursuant to which these convertible notes were issued. Following the closing of the exchange transactions, 96,245 shares of the preferred stock remain outstanding. The exchange transactions are expected to result in a $0.63 per basic share net reduction to earnings per share for 2013. This net reduction is expected to result from the approximate $74 million, or $0.84 per basic share, repurchase premium and fees on the preferred stock in the exchange transactions, a decrease in preferred dividends accrued in the fourth quarter of 2013, an increase in interest expense resulting from the exchange transactions, plus the impact of calculating earnings per share on a basic versus a diluted basis.

RISK FACTORS
Investing in our securities involves a high degree of risk. These risks could affect us and our business as well as our industry generally. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports and current reports, which are also incorporated by reference. Although we believe we have discussed key risk factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. See “Where You Can Find More Information.”
Risks Related to the Warrants
There is no active trading market for the Warrants.
Currently, there has been no established trading market for the Warrants. We have not applied and do not intend to apply for listing of the Warrants on any national securities exchange. We cannot assure you as to the development or liquidity of any market for the Warrants, the ability of the holders of the Warrants to sell the Warrants or any portion thereof or the price at which holders would be able to sell the Warrants or any portion thereof. The trading price of the Warrants will depend on the price of our common stock, the market for similar securities and other factors, including economic conditions, and our financial condition, performance and prospects.
The exercise of the Warrants will dilute the ownership interests of existing stockholders and any sales in the public market of the common stock issuable upon such exercise could adversely affect prevailing market prices of our common stock.
Exercise of the Warrants will dilute the ownership interests of existing stockholders. In addition, the existence of the Warrants may encourage short selling by market participants because exercise of the Warrants could depress the price of our common stock.
The adjustment to the exercise price for Warrants and the number of shares of common stock underlying each Warrant in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your Warrants as a result of such transaction.

Pursuant to the terms of the Warrants, as set forth in the Warrant Agreement between the Company and Wells Fargo Bank Northwest, N.A., dated as of January 16, 2004 (the “Warrant Agreement”), under certain circumstances, we will adjust the exercise price for Warrants and the number of shares of common stock underlying each Warrant in connection with such adjustment event. The adjustment to the exercise price for Warrants and the number of shares of common stock underlying each Warrant will be determined based on the date on which the adjustment event occurs or becomes effective. The adjustment to the exercise price for Warrants and the number of shares of common stock underlying each Warrant in connection with an adjustment event may not adequately compensate you for any lost value of your Warrants as a result of such dilutive event. See “Description of Warrants-Adjustments.”

Owning and exercising the Warrants may result in adverse income tax consequences for the holder.
You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from an exercise of the Warrants and ownership of common stock, as well as the possibility of taxable income resulting from certain changes in the exercise price of the Warrants, such as upon adjustment as described in “Description of Warrants-Adjustments,” or failure to make a change in the exercise price. A discussion of certain United States federal income tax consequences of ownership of the Warrants and common stock received upon an exercise of a Warrant is contained under the heading “Certain U.S. Federal Income Tax Considerations.”
The Warrants may have no value in a bankruptcy.
In the event of a bankruptcy or reorganization or other insolvency proceeding by or against us, the unexercised Warrants may be deemed to be executory contracts subject to rejection by us with approval of the bankruptcy court. As a result, even if sufficient funds are available, holders of the outstanding Warrants may not be entitled to receive any consideration or may receive less than they would be entitled to if they had exercised their Warrants prior to the commencement of such bankruptcy or reorganization. In addition, in the event of a bankruptcy or reorganization or other insolvency proceeding, the common stock underlying the Warrants may have little or no value.
We may be deprived of favorable opportunities to secure additional equity capital due to the Warrant holders' ability to exercise their Warrants.
For the life of the Warrants, the Warrant holders are given the opportunity to profit from the rise in the market value of shares of our common stock, if any, at the expense of the common stockholders, and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of our business. A Warrant holder may be expected to exercise the Warrants at a time when we, in all likelihood, would be able to obtain equity capital, if we needed capital then, by a public sale of a new offering on terms more favorable than those provided in the Warrants.
The Warrants may expire without value.
During the time in which the Warrants can be exercised, the price of the shares of common stock could be less than the exercise price of the Warrants (currently $6.50 per one-fifth share, or $32.50 per share). The Warrants issued in the preliminary offering were exercisable on the date on which they were issued pursuant to the Warrant Agreement and will remain exercisable until their expiration on January 16, 2014. Any Warrants not exercised on or before their expiration date will be void. If the price of the shares of common stock is below the exercise price for the Warrants during the period in which the Warrants are exercisable, the Warrants will expire without value.
Until the exercise of our Warrants, holders of these securities do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.

Holders of Warrants are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they will be subject to all changes affecting our common stock. Holders of our Warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the Warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to Warrants, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a Warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the Warrants, the exercising Warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You may not be able to transfer or exercise your Warrants if we do not maintain an effective registration statement.
We have agreed to use our reasonable best efforts to file and maintain, at all times during which the Warrants are exercisable, a registration statement relating to the issuance of the shares of common stock underlying the Warrants, for the benefit of the Warrant holders. If a registration statement relating to the shares of common stock for which the Warrants are being exercised is not in effect at the time of exercise, then the Warrants may only be exercised pursuant to an exemption to the registration requirements of the Securities Act. See “Description of Warrants.”
Risks Related to Our Common Stock
The price of our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the common stock.
The market price of our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to: variations in annual or quarterly financial results, changes by financial research analysts in their estimates of our earnings or the earnings of our competitors, regulatory and legislative changes in the healthcare industry and conditions in the economy in general or the healthcare industry in particular, including increased competitive pressures and dependence on, and pricing pressures from, the industry and its customers.

Significant sales of common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock and may significantly dilute stockholder value.
The sale of substantial amounts of our common stock could adversely affect its price. The shares of common stock issuable upon exercise of the outstanding Warrants will, thereafter, be immediately available for sale, without regard to volume limits, timing, manner of sale or other restrictions under federal and state securities laws. The availability of a large block of stock for sale in relation to our normal trading volume, including a large block sold by a selling securityholder, could result in a decline in the market price of our common stock and may have a dilutive effect on our existing stockholders. Sales by the selling securityholders also might make it more difficult for us to sell equity securities in the future at times and prices we deem appropriate.
During a liquidation, our obligations to the holders of shares of our preferred stock must be satisfied before any payments are made to the holders of our common stock.
If we are liquidated, the holders of our preferred stock will be entitled to be paid in full before any payments are made to the holders of our common stock. As of November 21, 2013, our outstanding 6.50% Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) had an aggregate liquidation preference of $96,245,000. Any funds used to pay the holders of our Series A Preferred Stock must be paid before any amounts may be paid to the holders of our common stock.
In addition to our currently outstanding Series A Preferred Stock, the issuance of an additional series of preferred stock could adversely affect holders of shares of our common stock, which may negatively impact your investment.

Our board of directors is authorized to issue classes or series of preferred stock without any action on the part of the stockholders. The board also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including dividend rights and preferences over the shares of common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over the shares of our common stock with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the shares of our common stock, the rights of the holders of shares of our common stock or the market price of shares of our common stock could be adversely affected.

We currently have outstanding 96,245 shares of Series A Preferred Stock. For additional information regarding the terms, rights and preferences of such stock, see the notes to our consolidated financial statements in our Form 10-K for the year ended December 31, 2012 and our other SEC filings.

Changes to, or the discontinuation of, our quarterly cash dividends may decrease the market value of our common stock.
On July 25, 2013, our board of directors approved the initiation of a quarterly cash dividend on our common stock of $0.18 per share. The first quarterly dividend has been declared and was paid on October 15, 2013 to stockholders of record as of the close of business on October 1, 2013. On October 25, 2013, our board declared another quarterly cash dividend on our common stock of $0.18 per share, payable on January 15, 2014 to stockholders of record as of the close of business on
January 2, 2014. We expect quarterly dividends to be paid in January, April, July and October. However, the actual declaration and amount of any future cash dividends, and the establishment of record and payment dates, will be subject to final approval by our board each quarter after consideration of various factors, including our capital position and the best interests of our stockholders. In the event we change the amount or timing of, or eliminate altogether, common stock dividends in the future for one or more quarters, the market value of our common stock may decrease.

USE OF PROCEEDS
All sales of the offered securities will be made by or for the account of the selling securityholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. We will not receive any proceeds from the sale by any selling securityholders of the offered securities.
We may, however, receive cash consideration in connection with the exercise of the Warrants if the holders thereof make a cash payment for the exercise price rather than exercise the Warrant through a cashless exercise as provided in the Warrant Agreement. If the outstanding Warrants are fully exercised for cash, we would receive proceeds, before expenses, in the amount of $35,155,413, subject to any adjustment to the exercise price and number of shares issuable upon exercise of the Warrants in connection with the anti-dilution provisions contained in the Warrant Agreement. When and if we receive these proceeds, we expect to use them for general corporate purposes. However, there can be no assurance that any or all of these Warrants will be exercised by cash payment in whole or in part prior to the expiration of the Warrants.

SELLING SECURITYHOLDERS
Pursuant to the terms of our former Senior Subordinated Credit Agreement, dated January 16, 2004, among us, Credit Suisse First Boston, and the lenders named therein, we agreed to issue to such lenders an aggregate of 10,000,000 Warrants, entitling the holder thereof to purchase in the aggregate 2,000,000 shares of our common stock at an exercise price of $32.50 per share, in each case, as applicable, adjusted to account for the one-for-five reverse stock split of our common stock effective October 25, 2006. The current Warrant holders may choose not to sell, transfer or otherwise dispose of any or all of their Warrants, and such current or any future Warrant holders may choose not to exercise any Warrants or, if any Warrants are exercised, sell, transfer or otherwise dispose of any or all of the underlying common stock.
The selling securityholders listed below and their transferees, pledgees, donees or other successors, if not identified in this prospectus, will be identified in one or more prospectus supplements to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. The following table sets forth for each selling securityholder, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part:

•	the name of each selling securityholder;

•	the number of Warrants and the number of shares of our common stock issuable upon exercise that may be sold by the selling securityholders; and

•	the number and percent of shares of common stock to be beneficially owned by each selling securityholder before and after the offering.

As applicable, similar information will be provided in any prospectus supplement with respect to any selling securityholder not named herein.
The information is based on information provided by or on behalf of the selling securityholders to us in selling securityholder questionnaires or otherwise and is as of the date specified by the holders of the questionnaires. We have not sought to verify the information contained in the table. Because the selling securityholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares or principal amount of the securities that will be held by the selling securityholders upon termination of this offering. In addition, some of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”
Unless otherwise disclosed in the footnotes to the table below, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Name	Number of Warrants Beneficially Owned Prior to Offering	Number of Warrants that May be Offered Hereby (1)	Percentage of Outstanding Warrants	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Beneficially Owned After Offering
				Number (2)(3)	Percent (4)	Number	Percent (4)
CC Arbitrage, Ltd.(5)	—	—	*	11,856	*	—	—
CC ARB SIF I, Ltd.(5)	—	—	*	13,259	*	—	—
CC ARB West, LLC(5)	—	—	*	12,766	*	—	—
All other holders of the Warrants (and future transferees, distributees, pledgees, donees or successors of such holders)(6)(7)	5,408,528	5,408,528	100%	1,081,705	1.2%	—	—
*Less than 1%

(1)
Assumes exercise for cash of the entire amount of Warrants held by the selling securityholders at a rate of one-fifth of a share of our common stock per Warrant. The number of shares of our common stock issuable upon exercise of the Warrants may be adjusted under circumstances described under “Description of Warrants-Adjustments.” Under the terms of the Warrants, cash will be paid instead of issuing any fractional shares.

(2)	Includes that number of shares of our common stock underlying the Warrants beneficially owned by each selling securityholder. Each Warrant is exercisable for one-fifth of a share of our common stock.

(3)
Includes that number of shares underlying our Series A Preferred Stock owned by each selling securityholder that are convertible at the option of such holder into shares of our common stock pursuant to the terms of the Certificate of Designations establishing such series of preferred stock. Assumes all shares of the Series A Preferred Stock are converted into shares of our common stock. Pursuant to the Certificate of Designation establishing the Series A Preferred Stock, we may elect to satisfy the conversion obligation with cash or a combination of cash and shares of our common stock.

(4)
This percentage is calculated using as the numerator the number of shares of common stock included in the previous column and as the denominator 87,429,848 shares of common stock issued and outstanding, net of treasury shares, on October 23, 2013, plus the shares of common stock underlying the Warrants and the preferred stock beneficially owned by each such individual stockholders and deemed to be outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(5)
Castle Creek Arbitrage LLC (the “Advisor”), is the investment manager of CC ARB West, LLC, CC ARB SIF I, Ltd. and CC Arbitrage, Ltd. (each, a “Fund”) and sole voting and dispositive power over the securities held by each Fund. Mr. Allan Weine, the managing member of the Advisor, has the authority to direct the voting and disposition of securities held by the Fund. The Advisor and Mr. Weine each disclaim beneficial ownership over securities held by each Fund, except to the extent of any indirect ownership interest resulting from an economic participation in such Fund.

(6)
Information concerning other selling securityholders will be set forth in prospectus supplements or in an amendment to the registration statement of which this prospectus is a part if and when necessary. Totals in these columns may exceed the number of Warrants and common stock offered by this prospectus as a result of the selling securityholders identified above having sold, transferred or otherwise disposed of some or all of their Warrants since the date on which the information in the preceding table was provided to us without informing us of such sale(s). In no event will the number of Warrants offered by this prospectus or any related prospectus supplement exceed 5,408,528. Similarly, the total number of shares of our common stock issuable upon the exercise of all the Warrants may increase or decrease due to adjustments to the exercise price resulting from certain transactions by the company such as payment of dividends on its common stock. Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with the Warrants because of any dividend, stock split, recapitalization or other similar event or adjustment in the number of shares issuable upon exercise of the Warrants.

(7)
Assumes all other holders of the outstanding Warrants (and future transferees, distributees, pledgees, donees or successors of such holders) do not beneficially own shares of our common stock, other than those shares of our common stock underlying the Warrants held by such holders.

DESCRIPTION OF COMMON STOCK
Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 1,500,000 shares of preferred stock, par value $0.10 per share. As of October 23, 2013, 87,429,848 shares of common stock and 353,355 shares of our Series A Preferred Stock were outstanding. On November 18, 2013, we completed separate, privately negotiated exchanges in which we acquired an aggregate of 257,110 shares of outstanding Series A Preferred Stock, leaving 96,245 shares of our Series A Preferred Stock outstanding, in exchange for $320 million in aggregate principal amount of newly issued 2.00% Convertible Senior Subordinated Notes due 2043. These convertible notes are convertible, at the option of a holder, into shares of our common stock at an initial conversion rate of 25.2194 shares per $1,000 principal amount (subject to customary anti-dilution adjustments). We have the right to settle any conversion, in whole or in part, by delivering cash in lieu of shares.
In addition to the summary of our common stock that follows, we encourage you to review our restated certificate of incorporation, our amended and restated bylaws, the certificate of designations and the Indenture (relating to the convertible notes), dated November 18, 2013, by and between HealthSouth Corporation and Wells Fargo, National Association, as trustee, paying agent, conversion agent, and registrar, which we have filed with the SEC. A copy of our restated certificate of incorporation was filed with the SEC as Exhibit 3.1 to our Annual Report on Form 10-K on June 27, 2005 and a copy of our certificate of amendment to the restated certificate of incorporation was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed October 31, 2006. A copy of our amended and restated bylaws was filed with the SEC as Exhibit 3.3 to our Quarterly Report on Form 10-Q filed on November 4, 2009. A copy of our certificate of designations for the Series A Preferred Stock was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed March 9, 2006. A copy of our Indenture (relating to the convertible notes) was filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K filed November 19, 2013.
Our common stock has the following rights, preferences and privileges:
Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. The common stock generally votes together with our Series A Preferred Stock as a single class. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares present or represented by proxy.
Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of assets legally available for the payment of dividends.
Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets, if any, will be distributed ratably among the holders of the common stock on a per share basis. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, we will need to pay the applicable distribution to the holders of preferred stock before distributions are paid to the holders of the common stock.
Rights and preferences. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock we may designate and issue in the future.

DESCRIPTION OF WARRANTS
On January 16, 2004, we entered into the Warrant Agreement with Wells Fargo Bank Northwest, N.A. (the “Warrant Agent”) pursuant to which we issued to the lenders named therein 10,000,000 Warrants. The issuance of the Warrants satisfied an existing obligation we had to such lenders in connection with the repayment of our 3.25% Convertible Debentures on January 16, 2004. Each of the Warrants issued under the Warrant Agreement initially entitled the holder thereof to purchase one share of our common stock at an exercise price of $6.50. On October 25, 2006, we effected a one-for-five reverse stock split of our common stock, and each Warrant became exercisable for one-fifth of a share of our common stock. As such, the exercise price per share of the Warrants increased from $6.50 to $32.50 per share, and as a result, the aggregate number of shares of common stock issuable upon exercise of the Warrants decreased from 10,000,000 to 2,000,000.
Prior to the date of this prospectus, holders have exercised 4,591,472 Warrants by means of cashless exercises resulting in our issuance of 72,294 shares of our common stock. There are currently outstanding 5,408,528 Warrants with 1,081,705 shares of our common stock issuable upon exercise of those Warrants.

The following is a summary of certain provisions of the Warrant Agreement and the Warrants. The following summary of the Warrant Agreement and the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement and the Warrants, copies of which have been filed as exhibits to our current report on Form 8-K filed with the SEC on January 20, 2004. The Warrants expire on January 16, 2014.
Exercise of Warrants
Each Warrant entitles its holder to purchase one-fifth of a share of common stock at an exercise price of $6.50 per one-fifth share, which represents a per share equivalent exercise price or $32.50 per share, subject to further adjustment in accordance with the anti-dilution and other adjustment provisions described below. The holder of each Warrant will be able to exercise the Warrant, in whole or part, by delivering to the Warrant Agent the certificate representing the Warrant, the exercise notice properly completed and executed and payment of the aggregate exercise price for the number of shares of common stock as to which the Warrant is being exercised. The exercise price will be payable to the Warrant Agent at the option of each Warrant holder, (a) in cash or by certified or official bank or bank cashier's check payable to us, or (b) by cashless exercise, pursuant to which the exercise price would be paid by surrendering additional Warrants to the Warrant Agent having an aggregate spread (generally, with respect to any Warrant, the current market value of the shares of common stock subject to such Warrant, less the exercise price of such Warrant) equal to the aggregate exercise price of the Warrants being exercised.
Each Warrant is exercisable at any time on or prior to January 16, 2014. Each Warrant may be exercised at any time in whole or in part at the applicable exercise price until the expiration date. No fractional shares of our common stock will be issued upon the exercise of the Warrants. Instead, we will pay cash in an amount equal to the product resulting from multiplying the fractional amount by the market price per share determined averaging the daily market price for the twenty (20) trading days ending on the last trading day before the date of exercise. Accordingly, if you exercise a number of Warrants that is not a multiple of five, you will receive cash in lieu of fractional shares as provided on the previous sentence.
Upon exercise of each Warrant and as soon as practicable thereafter, we will issue and deliver a stock certificate representing the number of shares that were exercised under the Warrant. If the Warrant is not fully exercised, we will execute and deliver a new Warrant exercisable for the remaining shares at the same time we deliver the stock certificate for the exercised shares.
Repurchase Offers
We will offer to repurchase all outstanding Warrants in the event: (1) we merge or consolidate with another person or entity pursuant to which the holders of common stock receive consideration for such common stock and the common stock thereafter issuable upon exercise of the Warrants is not registered; (2) we sell all or substantially all of our assets to another person or entity and the common stock thereafter issuable upon exercise of the Warrants is not registered; or (3) us or any of our subsidiaries purchases our common stock pursuant to a tender offer or exchange offer for a price that is greater than the current market value of the common stock as of the day following the tender offer closing. Each Warrant holder may, but is not obligated to, accept such repurchase offer, and may do so either in part or in whole. The repurchase price for each Warrant properly tendered, except in the case of a repurchase pursuant to a tender offer or exchange offer, as described above, will be equal to the value of the common stock on the date five business days before notice of the repurchase offer is given (measured by the daily market price of the common stock for the twenty (20) consecutive trading days immediately preceding such valuation date), less the exercise price in effect on the date on which notice of repurchase is given. The repurchase price for each Warrant properly tendered pursuant to a tender offer or exchange offer, as described above shall be equal to the price that would have been paid for the shares of common stock represented by such Warrant had such Warrant been exercised and such shares of common stock tendered or exchanges in the relevant tender offer or exchange offer. We are required to give notice of a repurchase offer within two business days of any repurchase event described above. Any amounts payable in connection with any repurchase shall be adjusted as appropriate to reflect our one-for five reverse stock split in October 2006.
Adjustments
General. The exercise price of each Warrant and the number of shares of our common stock issuable upon the exercise of each Warrant will be subject to adjustment upon the occurrence of certain events. No adjustment in the number of shares of common stock, in each case, shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of common stock purchasable upon the exercise of each Warrant; provided, however, any adjustment which is not required to be made because it falls below the one percent (1%) threshold will be taken into account with respect to any subsequent adjustment. The exercise price of each Warrant may be adjusted under the following circumstances:

•
in the event we, on or before January 16, 2014, (a) issue any shares of our common stock in payment of a dividend or distribution with respect to our common stock or other shares of capital stock, (b) subdivide our issued and outstanding shares of common stock, (c) consolidate our issued and outstanding shares of common stock into a smaller number of shares or (d) reclassify or convert the shares of our common stock (other than a reclassification in connection with a business combination transaction);

•
in the event we issue any rights, options, Warrants or convertible or exchangeable securities (other than as described above) to all holders of shares of our common stock, entitling them to subscribe for or purchase shares of common stock at a price per share which is lower than the then-current market value per share;

•
in the event we decrease the purchase price per share of any outstanding rights, options, Warrants or convertible or exchangeable securities (other than under a provision designed to protect against dilution);

•
in the event we increase the number of shares of common stock which may be purchased or subscribed for upon exercise, exchange or conversion of any outstanding rights, options, Warrants or convertible or exchangeable securities (other than under a provision designed to protect against dilution);

•
in the event we sell and issue any shares of our common stock or rights related thereto (other than as described above or in connection with a merger or certain other business combination transactions) at a price per share that is lower than the current market value per share in effect immediately prior to the date of such sale or issuance;

•
in the event we make a distribution to holders of shares of our common stock of (a) evidences of our indebtedness, or assets, or other dividends or distributions, or (b) any options, Warrants or other rights to subscribe for or purchase any of the foregoing (other than (i) any issuance of common shares pursuant to adjustment for payment of a dividend, subdivision, consolidation or reclassification, (ii) distributions in connection with the dissolution, liquidation or winding-up of the Company and (iii) distributions of securities as described above); and

•
upon the expiration of any rights, options, Warrants or conversion or exchange privileges that have previously resulted in an adjustment, if any thereof shall not have been exercised, exchanged or converted.

In case of a merger or certain other business combination transactions for which consideration is payable to holders of shares of common stock, the Warrants will remain subject to the terms and conditions set forth in the Warrant Agreement and each Warrant will, after such transaction, entitle the holder to receive upon exercise, the number of shares in the capital or other securities or property of or from the person or entity resulting from such transaction (or, in the case of a sale of assets, to whom the assets were sold) that would have been distributable or payable on account of the shares of common stock if such holder's Warrants had been exercised immediately prior to such transaction; and the rights and interests of the holders will be appropriately adjusted by our board of directors in good faith so as to be applicable, as nearly as may reasonably be, to any shares, other securities or any property thereafter deliverable on the exercise of the Warrants. Notwithstanding the above, if we merge or consolidate with, or sell all or substantially all of our property and assets to, another person or entity (other than an affiliate of the Company) and consideration is payable to holders of shares of common stock in exchange for their shares of common stock in connection with such merger, consolidation or sale consists solely of cash, or in the event of the dissolution, liquidation or winding up of the Company, the holders of Warrants shall be entitled to receive distributions on the date of such event on an equal basis with holders of shares of common stock (or other securities issuable upon exercise of the Warrants) as if the Warrants had been exercised immediately prior to such event, less the exercise price.
Adjustment for Initiation of Common Stock Dividends. On July 25, 2013, our board of directors approved the initiation of a quarterly cash dividend on our common stock of $0.18 per share. The first quarterly dividend has been declared and was paid on October 15, 2013 to stockholders of record as of the close of business on October 1, 2013. On October 25, 2013, our board declared another quarterly cash dividend on our common stock of $0.18 per share, payable on January 15, 2014 to stockholders of record as of the close of business on January 2, 2014. The Company expects quarterly dividends to be paid in January, April, July and October. However, the actual declaration and amount of any future cash dividends, and the establishment of record and payment dates, will be subject to final approval by our board each quarter after consideration of various factors, including our capital position and the best interests of our stockholders. Based upon the declaration of the $0.18 per share dividend payable on January 15, 2014, we expect the de minimis threshold will be exceeded and the exercise price of the Warrants will adjust.
As noted above, the Warrant Agreement provides that, pursuant to an anti-dilutive provision, the shares issuable upon exercise and the exercise price will be adjusted for common stock dividends after a one percent (1%) threshold has been met or surpassed. The number of common shares purchasable upon the exercise of each Warrant shall be adjusted by multiplying the number of common shares purchasable upon the exercise of such Warrant immediately prior to the dividend record date by a fraction, (A) the then current common stock price over (B) such stock price minus the amount per share of such dividend. The exercise price shall be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction, (A) the number of common shares purchasable upon the exercise of each Warrant immediately prior to such adjustment over (B) the number of common shares purchasable immediately thereafter.

The declaration and payment of the $0.18 per share dividend on October 15, 2013 on our common stock did not trigger an adjustment for the Warrants because such amount would result in an adjustment of less than one percent (1%) under the terms of the Warrants. Based upon the declaration of the $0.18 per share dividend payable on January 15, 2014 and assuming a trading price similar to our current trading price for our common stock in January 2014, an adjustment will likely be required at that time. An adjustment to the exercise price could result in the inclusion of the common shares underlying the Warrants in the computation of diluted weighted-average shares if the trading price for our common stock exceeds the new exercise price as a result of the adjustment.

Warrant Holder Not a Stockholder
The Warrants do not entitle the holders to any voting or other rights as are accorded to our stockholders nor are the holders subject to any liability for the exercise price or as a stockholder whether asserted by us or our creditors.
Registration Rights
We agreed to file the registration statement of which this prospectus forms a part with respect to the Warrants and the shares of common stock issuable upon exercise of the Warrants. The following is a summary of certain provisions of the Registration Rights Agreement which we entered into on January 16, 2004 in connection with the issuance of the Warrants. The following summary of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to our report on Form 8-K filed with the SEC on January 20, 2004.
We filed the registration statement of which this prospectus forms a part with the SEC pursuant to the registration rights granted in connection with the original issuance of the Warrants.
The holders of the Warrants and the common stock issuable upon exercise of the Warrants are entitled to the benefits of the Registration Rights Agreement. This prospectus is part of a registration statement we filed to meet our obligations to register:

•	resale of the Warrants by the selling securityholders; and

•	resales of the shares of common stock issuable upon exercise of the Warrants by the selling securityholders.

We will use our best efforts to have this shelf registration statement declared effective as soon as reasonably practicable following the filing thereof, and to keep it effective until the earlier of:

•	the date on which the Warrants expire, January 16, 2014;

•	the date on which the Warrants have been exercised pursuant to a registration statement; or

•	the date on which the underlying common stock has been disposed of in accordance with a registration statement or distributed to the public pursuant to Rule 144.

We further agree to use our reasonable best efforts to keep this registration statement continually effective for the above-specified period. Upon the occurrence of an event or circumstance that makes the material in the registration statement misleading, we will promptly file all requisite supplements and amendments to cure such defect.
We will be permitted to suspend the use of this prospectus for a period not to exceed sixty (60) consecutive days and no more than two times in any calendar year, in the event (i) a circumstance exists which makes the registration statement or related documents misleading because of misstatement or omission of a material fact and (ii) (A) we determine in good faith the disclosure would have a material adverse effect on our business or (B) the disclosure otherwise relates to material nonpublic information. However, no such period may be in effect during the three months prior to the expiration of the Warrants.
No holder of registrable securities may include such securities in any registration statement pursuant to the Registration Rights Agreement unless and until such holder furnishes to us in writing, within twenty (20) days after the receipt of a request therefor, information about itself and the specifics of the sale. The holders of the Warrants further agree to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the Registration Rights Agreements which are applicable to such holder.
We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses, such as commissions and discounts.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain material U.S. federal income tax consequences to holders who purchase Warrants in this offering. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial and administrative authorities, including published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof (the “Tax Authorities”). The Tax Authorities may change, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. We cannot assure you a change in U.S. federal tax law will not alter significantly the tax considerations we describe in this summary. This summary does not address any taxes other than U.S. federal income taxes and does not discuss any aspect of U.S. federal alternative minimum tax, state, local or non-U.S. taxation. This summary does not address all of the tax consequences that may be relevant to a particular holder of Warrants or to holders of the Warrants subject to special treatment under U.S. federal income tax laws such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who own ten percent (10%) or more of our voting stock;

•	persons subject to the alternative minimum tax; or

•	tax-exempt organizations.

This summary is limited to holders of the Warrants who hold our Warrants as a capital asset. No ruling has been or will be sought from the IRS regarding any matter discussed herein. Our counsel has not rendered any legal opinion regarding any tax consequences relating to an investment in the Warrants. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. This summary is for general information only and is not tax advice. Prospective purchasers should consult their tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of the Warrants, as well as the effects of state, local and non-U.S. tax laws.
As used herein, the term “U.S. holder” means a beneficial owner of Warrants that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if:

◦	a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or

◦	the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

A partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holding Warrants or a partner in a partnership (or other such entity) holding Warrants should consult its tax advisor because the tax treatment of a partner generally depends upon the status of the partner and the partnership's activities.
A “non-U.S. holder” means a beneficial owner of Warrants that is an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. Holder.

Summary of Tax Consequences With Respect to the Warrants
This discussion assumes the Warrants are treated as such, and not as common stock, for U.S. federal income tax purposes. No assurances can be made in this regard. The tax considerations discussed below would be different if the Warrants were treated as common stock.
U.S. Holders
Exercise of Warrants
Cash Exercise
A U.S. holder generally will not recognize income, gain or loss when paying cash to exercise a Warrant, except with respect to the receipt of cash in lieu of fractional shares, as described below. A U.S. holder's tax basis in common stock received upon the exercise of a Warrant will equal the sum of (i) the U.S. holder's adjusted tax basis in the Warrant at the time of exercise and (ii) the exercise price of the Warrant (reduced by any tax basis allocable to a fractional share, as described below). A U.S. holder's holding period for such common stock will begin on the date the Warrant is exercised.
Cashless Exercise
The tax treatment of a cashless exercise of a Warrant (i.e., where a portion of the holder's Warrants are surrendered as the exercise price for other Warrants) is uncertain. A cashless exercise may, for example, be treated as a tax-free “recapitalization,” in which case a holder's tax basis in the common stock received would equal the tax basis in the surrendered Warrants (reduced by any tax basis allocable to a fractional share, as described below). Alternatively, a cashless exercise may be treated similarly to a cash exercise. It is also possible a cashless exercise could be treated as a taxable exchange in which gain or loss should be recognized by the Warrant holder.
The holding period for common stock acquired in a cashless exercise will depend on the U.S. federal income tax treatment of a cashless exercise. Accordingly, the holding period for a share of common stock acquired in a cashless exercise generally should include the holder's holding period for the exercised Warrant if the cashless exercise is treated as a recapitalization, or the holding period generally should begin on the date the Warrant is exercised if the cashless exercise is treated similarly to a cash exercise, or the holding period generally should begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.
Cash Received In Lieu of Fractional Shares
Cash received in lieu of a fractional share of common stock upon exercise of a Warrant will be treated as a payment in exchange for such fractional share deemed to be received by the holder on conversion, and generally should result in capital gain or loss measured by the difference between the cash received for such fractional share and the holder's adjusted tax basis allocable to the fractional share. The utilization of capital losses is subject to certain limitations.
Lapse of Warrants
Upon a lapse or expiration of an unexercised Warrant, a U.S. holder will recognize a capital loss equal to the Warrant holder's tax basis in the Warrant. This capital loss will be a long-term capital loss if the holding period with respect to such Warrant is more than one year. The utilization of capital losses is subject to certain limitations.
Sale or Disposition of Warrants
Upon a sale or other taxable disposition of a Warrant other than by exercise as described above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. holder's tax basis in such Warrant. A U.S. holder's tax basis in a Warrant generally will equal the cost of the Warrant to such U.S. holder. Any such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Warrant is more than one year at the time of disposition. The utilization of capital losses is subject to certain limitations.

Distributions on Our Common Stock
Distributions on our common stock will be treated as a dividend to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will not be taxed as a dividend and will instead be treated as a return of capital and applied against and reduce the adjusted tax basis each holder has in our shares of common stock. A distribution on our common stock not taxed as a dividend and that exceeds a holder's adjusted tax basis in our shares of common stock generally will be treated as capital gain from the sale or exchange of those shares and will be long-term capital gain if the holder's holding period for the shares of stock is more than one year at the time of distribution.
Adjustment of the Exercise Price
Certain adjustments to, or failure to adjust, the exercise price of the Warrants may cause holders of Warrants or shares of common stock to be treated as having received a distribution on the Warrants or common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable to holders as a dividend, return of capital or capital gain in accordance with rules discussed immediately above.
Disposition of Common Stock
Upon a taxable disposition of shares issued upon exercise of Warrants, a holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of other property received by the holder and (ii) the holder's adjusted tax basis in the shares. Such gain or loss generally will be long-term capital gain or loss if the holding period with respect to such shares is more than one year. The utilization of capital losses is subject to certain limitations.
Non-U.S. Holders
Distributions and Adjustments to Exercise Price
Distributions paid to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of thirty percent (30%), subject to reduction by an applicable tax treaty. In order to establish entitlement under an applicable tax treaty to a reduction in the thirty percent (30%) withholding tax rate, a non-U.S. holder must submit to us an accurate and complete IRS Form W-8BEN. In order to establish that you are not a non-U.S. holder, you may submit to us an accurate and complete IRS Form W-9. Certain adjustments to, or failure to adjust, the exercise price of the Warrants may cause holders of Warrants or shares of common stock to be treated as having received a distribution on the Warrants or common stock, to the extent any such adjustment, or failure to adjust, results in an increase in the proportionate interest of such holders in our company.
Exercise or Sale of Warrants or Common Stock
A non-U.S. holder generally will not be subject to U.S. federal income tax on the gain, if any, resulting from the exercise of a Warrant or the sale or disposition of a Warrant or a share of our common stock unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder within the United States, and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder, (ii) in the case of an individual non-U.S, holder, such holder is present in the United States for a least 183 days in the taxable year of the disposition and meets certain other requirements, or (iii) we are or have been during certain periods preceding the disposition a “U.S. real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and are not likely to become).
If you are a non-U.S. holder that holds the Warrants or our common stock in connection with a trade or business that you are conducting in the United States, any dividends on the shares, and any gain from disposing of the shares, generally will be subject to tax in the manner and at the rates generally applicable to U.S. persons. In addition, if you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the shares. The branch profits tax generally is assessed at a rate of thirty percent (30%), but may be reduced or eliminated by an applicable treaty, if any.
Information Reporting
Information returns may be filed with the IRS in connection with payments of dividends on our common stock and the proceeds from a sale or other disposition of the Warrants or the common stock. You will be subject to U.S. backup withholding tax on these payments unless you comply with certain certification procedures to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is furnished to the IRS.
PROSPECTIVE PURCHASERS OF WARRANTS SHOULD SEEK ADVICE BASED UPON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

PLAN OF DISTRIBUTION
The Warrants are being registered to permit public secondary trading of the offered securities by the holders thereof from time to time after the date of this prospectus. Under the terms of the Registration Rights Agreement entered into with representatives of the holders of the Warrants, we have agreed, among other things, to pay substantially all of the expenses incidental to the registration and sale of the securities covered by this prospectus.
We will not receive any of the proceeds from the offering by the selling securityholders of the Warrants or the shares of common stock for which the Warrants may be exercised, except with respect to the Warrants under certain circumstances described in greater detail under the heading “Use of Proceeds.”
We cannot assure you that any selling securityholder will sell all or any portion of the securities offered under this prospectus or that any selling securityholder will not transfer, devise or gift its securities by other means not described in this prospectus.
The selling securityholders and any brokers, dealers or agents who participate in the distribution of the securities covered by this prospectus may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling securityholders are deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act.
The securities offered hereby may be sold from time to time directly by the selling securityholders or, alternatively, through underwriters, broker-dealers or agents. If the securities covered by this prospectus are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the securities covered by this prospectus may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market. The selling securityholders may also loan or pledge the securities offered hereby to broker-dealers that in turn may sell such securities.
The selling securityholders may use any one or more of the following methods when selling securities covered by this prospectus: (i) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) short sales; and (iii) any other method permitted pursuant to applicable law. The selling securityholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than under this prospectus.
The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchase and sales of any of the securities by the selling securityholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
Under the terms of the Registration Rights Agreement relating to the Warrants, we and the holders of the securities covered by this prospectus have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act and Exchange Act, or will be entitled to contribution in connection with those liabilities.
There is no public trading market for the Warrants and we have not applied and do not intend to apply for listing of the Warrants on any national securities exchange or for quotation of the shares on any automated quotation system. No assurances can be given as to the liquidity of the trading market for the Warrants or that an active public market for those shares will develop. If an active market for the Warrants does not develop, the market price and liquidity of those shares may be adversely affected. If the shares of the Warrants are traded, they may trade at a discount from their initial offering price, depending on the market for similar securities, our performance and other factors.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.
We have filed with the SEC a registration statement (which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) on Form S-3 pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.
You may copy and inspect the registration statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1‑800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the SEC's internet site at http://www.sec.gov.
In addition, you may obtain these materials on our website. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the Warrants or our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus “incorporates by reference” information we have filed with the SEC under the Exchange Act, which means we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 19, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013 filed with the SEC on April 26, 2013, July 30, 2013, and October 29, 2013 respectively;

•
Our Current Reports on Form 8-K, filed with the SEC on January 29, February 20, March 5, May 2, June 11, July 25 (solely with respect to the information under Item 8.01), November 13 (solely with respect to the information under Items 1.01, 2.03, 3.02, and 9.01), and November 19, 2013;

•
The information contained in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2013 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012; and

•
Our Registration Statement on Form 8-A, filed with the SEC on September 13, 2006, describing our common stock, and any amendment or report filed with the SEC for the purpose of updating the description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC under its rules and regulations, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.
We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:
HealthSouth Corporation
General Counsel
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116

LEGAL MATTERS
Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon by Mr. Stephen D. Leasure, Esq., who is Associate General Counsel of HealthSouth Corporation (the “Registrant”). As an employee of the Registrant, Mr. Leasure participates or is eligible to participate in employee benefit plans of the Registrant and is otherwise compensated on the same basis as other similarly eligible employees. Pursuant to such plans, he owns or has other rights to acquire an aggregate of less than 0.5% of the outstanding shares of the common stock of the Registrant.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HealthSouth Corporation
5,408,528 WARRANTS TO PURCHASE
SHARES OF COMMON STOCK
AND
1,119,586 SHARES OF COMMON STOCK ISSUABLE
UPON EXERCISE OF THE WARRANTS

PROSPECTUS

November 22, 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The expenses relating to the registration of the securities registered hereby will be borne by the Registrant (defined below). Such expenses, other than the SEC registration fee, are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$4,932
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$27,500
Total	$42,432

Item 15. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the restated certificate of incorporation, as amended, and the amended and restated bylaws of HealthSouth Corporation, a Delaware corporation (the “Registrant”). Article VI of the Registrant's amended and restated bylaws provides that, to the full extent permitted by applicable law, the Registrant will indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, was or is a party or is threatened to be a party to (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, or, (b) any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. Moreover, any indemnification by the Registrant pursuant thereto will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees or agents of the corporation, or those persons serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.
The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute. Article VI of the Registrant's amended and restated bylaws provides that it has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under applicable law. The Company presently has in place policies insuring its directors and officers under certain circumstances which may include liability or related losses under applicable law.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit. Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of the Registrant's restated certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the director derived an improper personal benefit.
Under separate indemnification agreements with the Registrant, each director and certain officers of the Registrant are indemnified against all liabilities relating to his or her position as a director or officer of the Registrant, to the fullest extent permitted under applicable laws.
Item 16. List of Exhibits.
The Exhibits to this registration statement are listed in the Index to Exhibits.
Item 17. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(l)(ii) and (a)(l)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on November 22, 2013.

HEALTHSOUTH CORPORATION

By:	/S/ John P. Whittington
	Name:	John P. Whittington, Esq.
	Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John P. Whittington as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jay Grinney Jay Grinney	President and Chief Executive Officer and Director	November 22, 2013

/s/ Douglas E. Coltharp Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	November 22, 2013

/s/ Andrew L. Price Andrew L. Price	Chief Accounting Officer	November 22, 2013

/s/ Jon F. Hanson Jon F. Hanson	Chairman of the Board of Directors	November 22, 2013

/s/ John W. Chidsey John W. Chidsey	Director	November 22, 2013

/s/ Donald L. Correll Donald L. Correll	Director	November 22, 2013

/s/ Yvonne M. Curl Yvonne M. Curl	Director	November 22, 2013
/s/ Charles M. Elson Charles M. Elson	Director	November 22, 2013

/s/ Joan E. Herman Joan E. Herman	Director	November 22, 2013

/s/ Leo I. Higdon, Jr. Leo I. Higdon, Jr.	Director	November 22, 2013

/s/ Leslye G. Katz Leslye G. Katz	Director	November 22, 2013

/s/ John E. Maupin, Jr. John E. Maupin, Jr.	Director	November 22, 2013

/s/ L. Edward Shaw, Jr. L. Edward Shaw, Jr.	Director	November 22, 2013

EXHIBIT LIST

No.	Description
1.1	Form of Underwriting Agreement.**
3.1
Restated Certificate of Incorporation of HealthSouth Corporation, as filed in the Office of the Secretary of State of the State of Delaware on May 21, 1998 (incorporated by reference to HealthSouth's Annual Report on Form 10-K filed with the SEC on June 27, 2005).

3.2
Certificate of Amendment to the Restated Certificate of Incorporation of HealthSouth Corporation, as filed in the Office of the Secretary of State of the State of Delaware on October 25, 2006 (incorporated by reference to Exhibit 3.1 to HealthSouth's Current Report on Form 8-K filed on October 31, 2006).

3.3
Amended and Restated Bylaws of HealthSouth Corporation, effective as of October 30, 2009, (incorporated by reference to Exhibit 3.3 to HealthSouth's Quarterly Report on Form 10-Q filed on November 4, 2009).

3.4
Certificate of Designations of 6.50% Series A Convertible Perpetual Preferred Stock, as filed with the Secretary of State of the State of Delaware on March 7, 2006 (incorporated by reference to Exhibit 3.1 to HealthSouth's Current Report on Form 8-K filed on March 9, 2006).

4.1.1
Warrant Agreement, dated as of January 16, 2004, between HealthSouth Corporation and Wells Fargo Bank Northwest, N.A., as warrant agent (incorporated by reference to Exhibit 10.2 to HealthSouth's Current Report on Form 8-K filed on January 20, 2004).

4.1.2
Registration Rights Agreement, dated as of January 16, 2004, among HealthSouth Corporation and the entities listed on the signature pages thereto as holders of Warrants and transfer restricted securities (incorporated by reference to Exhibit 10.3 to HealthSouth's Current Report on Form 8-K filed on January 20, 2004).

4.2
Warrant Agreement, dated as of September 30, 2009, among HealthSouth Corporation and Computershare Inc. and Computershare Trust Company, N.A., jointly and severally as warrant agent (incorporated by reference to Exhibit 4.1 to HealthSouth's Registration Statement on Form 8-A filed on October 1, 2009).

4.3.1
Indenture, dated as of December 1, 2009, between HealthSouth Corporation and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth's 8.125% Senior Notes due 2020, 7.250% Senior Notes due 2018, and 7.750% Senior Notes due 2022 (incorporated by reference to Exhibit 4.7.1 to HealthSouth's Annual Report on Form 10-K filed on February 23, 2010.)

4.3.2
First Supplemental Indenture, dated December 1, 2009, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth's 8.125% Senior Notes due 2020 (incorporated by reference to Exhibit 4.7.2 to HealthSouth's Annual Report on Form 10-K filed on February 23, 2010).

4.3.3
Second Supplemental Indenture, dated October 7, 2010, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth's 7.250% Senior Notes due 2018 (incorporated by reference to Exhibit 4.2 to HealthSouth's Current Report on Form 8-K filed on October 12, 2010).

4.3.4
Third Supplemental Indenture, dated October 7, 2010, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth's 7.750% Senior Notes due 2022 (incorporated by reference to Exhibit 4.3 to HealthSouth's Current Report on Form 8-K filed on October 12, 2010).

4.3.5
Fourth Supplemental Indenture, dated September 11, 2012, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth's 5.75% Senior Notes due 2024 (incorporated by reference to Exhibit 4.2 to HealthSouth's Current Report on Form 8-K filed on September 11, 2012).

4.3.6
Indenture, dated November 18, 2013, between HealthSouth Corporation and Wells Fargo, National Association, as trustee, paying agent, conversion agent, and registrar, relating to HealthSouth's 2.00% Convertible Senior Subordinated Notes due 2043 (incorporated by reference to Exhibit 4.1 to HealthSouth's Current Report on Form 8-K filed November 19, 2013).

5.1	Opinion of Stephen D. Leasure, Esq., as to the validity of the securities.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Stephen D. Leasure, Esq. (included in Exhibit 5.1).*
24	Power of Attorney (included as part of signature page).

* Filed herewith.
** To be filed, if necessary, by a post-effective amendment to this Registration Statement or incorporated by reference pursuant to a Current Report on Form 8-K.